Registration No. 33- ____________

    As filed with the Securities and Exchange Commission on January 14, 1998

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------

                                    FORM S-8
                             REGISTRATION STATEMENT

                                      Under

                           THE SECURITIES ACT OF 1933

                                 --------------

                        SPINTEK GAMING TECHNOLOGIES, INC.
               (Exact name of issuer as specified in its charter)

       California                                       33-01134823
(State of Incorporation)                    (I.R.S. Employer Identification No.)

                                901-B Grier Drive
                             Las Vegas, Nevada 89119
                                 (702) 263-3660
          (Address and telephone number of principal executive offices)



                           THE 1996 STOCK OPTION PLAN
                            (Full Title of the Plan)


                            Gary L. Coulter, Esquire
                      Chairman and Chief Executive Officer
                        Spintek Gaming Technologies, Inc.
                                901-B Grier Drive
                             Las Vegas, Nevada 89119
                                 (702) 263-3660
 (Name, address, including zip codes, and telephone number, including area code, of agent for service)

                                  -------------

                                    Copy to:
                              Edward H. Brown Esq.
                         Schreeder, Wheeler & Flint, LLP
                            1600 The Candler Building
                           127 Peachtree Street, N.E.
                             Atlanta, Georgia 30303
                                 (404) 681-3450

                         CALCULATION OF REGISTRATION FEE
                         -------------------------------


                                             Proposed Maximum    Proposed Maximum    Amount of
Title of Securities        Amount to be      Offering Price Per  Aggregate Offering  Registration
to be Registered           Registered        Share(1)            Price(1)            Fee(1)
--------------------------------------------------------------------------------------------------
Common Stock,
par value $.002 per share   2,317,543            $.48             $1,112,420.64        $337.10

-----------------------
(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1)of the Securities Act of 1933, as amended (the "Securities Act'). The price per share and aggregate offering price are calculated on the basis of the average of the high and low prices of the Registrant's Common Stock reported in the consolidated reporting system on January 8, 1998, a date within 5 business days prior to the date of filing of the registration statement.

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 1.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  There are hereby incorporated by reference in the registration statement as of their respective dates, the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission").

          (a) The Company's Annual Report on Form 10-KSB/A and Form 10-KSB for the year ended June 30, 1997; and

          (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997; and

          (c) The description of the Company's Common Stock contained in the Company's Registration Statement on the Company's Amendment No. 1 to Form 10-SB filed with the Commission on November 9, 1995.

                  All documents, filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date of the registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"); PROVIDED, HOWEVER, that the documents enumerated above or subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this registration statement is in effect prior to the filing with the Commission of the Company's Annual Report on Form 10-KSB covering such year shall not be Incorporated Documents or be incorporated by reference in this registration statement or be a part hereof from and after the filing of such Annual Report on Form 10-KSB.

                  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed Incorporated

Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 2.   DESCRIPTION OF SECURITIES.

                  Not applicable.

ITEM 3.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                  Not applicable.

ITEM 4.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                  The Bylaws of the Company provide for the indemnification of the Company's officers and directors against certain liabilities and expenses relating to lawsuits and other proceedings in which they may become involved.
Section 317 of the California Corporations Code also provides for indemnification of a corporation's directors and officers under certain circumstances. Further, Section 204(a)(10) and (11) and Section (317) of the California Corporations Code contain provisions covering indemnification of corporate directors and officers against certain liabilities and expenses incurred as a result of proceedings, including such persons in their capacities as directors and officers, including proceedings under the Securities Act or Exchange Act.

                  The Company understands that the staff of the Commission is of the opinion that statutory charter and contractual provisions as are described above have no effect on claims arising under the federal securities law.

ITEM 5.  EXEMPTION FROM REGISTRATION CLAIMED.

                  Not applicable.

ITEM 6.  EXHIBITS.

Exhibit No.       Description

5.1 Opinion of Schreeder, Wheeler & Flint, LLP as to the legality of the Company's original issuance Common Stock.
23.1                Consent of Joseph Decosimo and Company, L.L.C.
23.2                Consent of Schreeder, Wheeler & Flint, LLP.
                    (Reference is made to Exhibit 5.1.)
24 Power of Attorney (contained on the signature page to this Registration Statement).
99.1                The 1996 Stock Option Plan. (Incorporated by reference to
                    Schedule 14A filed on behalf of the
                    Registrant with the Commission on October 28, 1996).

ITEM 7.  UNDERTAKINGS.

                  (a)      The undersigned registrant hereby undertakes:

                           (1) to file  during  any  period  in which  offers or
sales are being made, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act, any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement, or any material or fundamental change to such information in the registration statement.

                           (2)  That,  for  the  purpose  of   determining   any
liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3)  To  remove  from  registration  by  means  of  a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

                                   Signatures
                                   ----------

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 12, 1998.

                  Spintek Gaming Technologies, Inc.

                  By:/s/ Gary L. Coulter Esquire
                     ----------------------------
                         Gary L. Coulter, Esquire
                         Chairman and Chief Executive Officer
                         (Principal Executive Officer)



                                Power of Attorney
                                -----------------

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary L. Coulter, Esquire, his or her attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signatures                     Title                             Date
----------                     -----                             ----

/S/ GARY L. COULTER, ESQ.     Chairman of the Board and         January 12, 1998
--------------------------
Gary L. Coulter, Esq.         Chief Executive Officer
                              (Principal Executive Officer)

/S/ ROBERT E. HUGGINS         Chief Financial Officer           January 12, 1998
---------------------------
Robert E. Huggins             (Principal Financial Officer and
                               Principal Accounting Officer)

/S/ MALCOLM C. DAVENPORT V    Director                          January 12, 1998
--------------------------
Malcolm C. Davenport V



/S/ PATRICK W. MCGRATH        Director                          January 12, 1998
--------------------------
Patrick W. McGrath

                            EXHIBIT INDEX


EXHIBIT NO.                 DESCRIPTION
-----------                 -----------


   5 Opinion of Schreeder, Wheeler & Flint, LLP as to the legality of the Company's Common Stock

   23.1                     Consent of Joseph Decosimo & Company, L.L.C.

   23.2                     Consent of Schreeder, Wheeler & Flint, LLP
                            (See Exhibit 5.1)

   24 Power of Attorney (contained on the signature pages to this Registration Statement).

   99 The 1996 Stock Option Plan (Incorporated by reference to Schedule 14A filed on behalf of the Registrant with the Commission on October 28, 1996).

                                   Exhibit 5.1


January 6, 1998

Spintek Gaming Technologies, Inc.
901-B Grier Drive
Las Vegas, Nevada 89119

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Spintek Gaming Technologies, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of 2,317,543 shares of the Company's Common Stock (the "Shares") pursuant to the Company's 1996 Stock Option Plan (the "Plan").

In connection with this opinion, we have examined your Articles of Incorporation and bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed, without investigation, the genuineness and authenticity of all signatures, the documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and when sold and issued in accordance with the Plan, the Registration Statement, and delivery and paperwork thereafter of consideration set forth in the California Corporations Code at least equal to the aggregate par value of the Shares issued, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ SCHREEDER, WHEELER & FLINT, LLP

                                  Exhibit 23.1

                         Consent of Independent Auditors
                         -------------------------------

The Board of Directors
Spintek Gaming Technologies, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Spintek Gaming Technologies, Inc. of our report dated September 5, 1997, relating to the consolidated balance sheets of Spintek Gaming Technologies, Inc. and subsidiaries (a development stage enterprise and formerly GSA, Inc.) as of June 30, 1997 and 1996, and the related consolidated statements of operations, changes in stockholder's equity (deficit) and cash flows for the years then ended and for the period from March 31, 1995 (inception) through June 30, 1997.

/S/ Joseph Decosimo and Company
-------------------------------